EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Ordinary Shares and the American Depositary Shares representing Ordinary Shares, in each case of LexinFintech Holdings Ltd., and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

Dated: February 12, 2020

APOLETTO ASIA LTD

By:	/s/ Soraj Bissoonauth
Name: Soraj Bissoonauth
Title: Director

APOLETTO LIMITED

By:	/s/ David Muir
Name: David Muir
Title: Director

NEWTON (PTC) LIMITED

By:	/s/ Anastasia Stavrou
Name: Anastasia Stavrou
Title: Director